Exhibit 99.1

      Metromedia International Group, Inc Announces Magticom Dividend and
          Acquisition of Minority Interests in Other Georgian Holdings

     CHARLOTTE, N.C.--(BUSINESS WIRE)--May 30, 2007--Metromedia International Group, Inc. (the "Company") (currently traded as: PINK SHEETS: MTRM - Common Stock, and PINK SHEETS: MTRMP - Preferred Stock), the owner of interest in communications businesses in the country of Georgia, today announced:

     1) Magticom, Limited, the leading provider of mobile communications services in the country of Georgia, in which the Company owns a 50.1% interest, issued a dividend in the amount of $40 million net of Georgian dividend withholding taxes. Of this amount, the Company received $20.04 million, with the balance distributed to holders of the minority interests in Magticom.

     2) The Company also purchased the remaining 74.4% ownership interests in each of the Georgian communications companies Telecom Georgia and Telenet not owned by the Company, for a combined cash price of approximately $12.64 million. Of this combined cash purchase price, the Company paid its (a) minority partner George Jokhtaberidze $5.14 million for his interests in these ventures and (b) other minority partners, Strickland Investments Inc. and Great Bay Investments, Ltd., $7.5 million for their respective interests in connection with such minority partners' exercise of a put option at that price. Prior to this purchase, the Company owned a 25.6% interest in each of these Georgian companies. In consequence of these purchases, the Company is now the sole owner of all of the ownership interests in each of Telecom Georgia and Telenet.

     Telecom Georgia is a leading provider of international long distance and local operator interconnection services in Georgia. Telenet is a provider of internet access and related data communications services in Georgia and holds licenses to operate 450 MHz wireless telephony services and 3.5 GHz wireless services suitable for deployment of WiMax internet access and data communication services. Further information about Telecom Georgia and Telenet can be found in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2004, as filed with the United States Securities and Exchange Commission.

     Following issuance of the aforementioned dividend and consummation of the aforementioned purchases, the Company's unrestricted corporate cash balance was approximately $11.8 million and Magticom's unrestricted cash balance, in various currencies, was approximately $5.3 million (at current exchange rates).

     About Metromedia International Group

     Through its wholly owned subsidiaries, the Company owns interests in communications businesses in the country of Georgia. The Company's core businesses include Magticom, Ltd., the leading mobile telephony operator in Tbilisi, Georgia, Telecom Georgia, a well-positioned Georgian long distance telephony operator, and Telenet, a Georgian company providing internet access, data communications, voice telephony and international access services.

     This news release contains certain forward-looking statements made as of the date hereof based only on current information and expectations that are inherently subject to change and involve a number of risks and uncertainties, including in particular those regarding the timing of completing and filing with the SEC its outstanding Quarterly Reports on Form 10-Q for the fiscal periods ended March 31, June 30 and September 30, 2005 and 2006 and its outstanding Annual Reports on Form 10-K for the fiscal years ended December 31, 2005 and 2006. Various factors beyond the Company's control could cause or contribute to such risks and uncertainties. This also includes such factors as are described from time to time in the SEC reports filed by the Company, including the Current Annual Report on Form 10-K for the year ended December 31, 2004, and its most recently filed Form 8-K reports (dated January 6, 2005, February 9, 2005, February 17, 2005, March 9, 2005, March 23, 2005, April 19, 2005, April 20,
2005, June 7, 2005, June 17, 2005, July 12, 2005, July 18, 2005, July 25, 2005,
July 28, 2005, August 3, 2005, August 10, 2005, September 8, 2005, September 19, 2005, January 31, 2006, March 8, 2006, March 15, 2006, March 17, 2006, May 11,
2006, May 18, 2006, June 26, 2006, July 14, 2006, August 8, 2006, August 15,
2006, August 22, 2006, September 27, 2006, October 2, 2006, October 10, 2006,
October 24, 2006, October 25, 2006, October 30, 2006, November 16, 2006,
November 17, 2006, November 20, 2006, November 30, 2006, December 5, 2006, December 13, 2006, December 15, 2006, December 18, 2006, March 1, 2007, April 26, 2007, May 1, 2007 and May 25, 2007). The Company is not under, and expressly disclaims any, obligation to update the information in this news release for any future events

     Please visit our website at www.metromedia-group.com.


     CONTACT: Metromedia International Group, Inc.
              Ernie Pyle
              Executive Vice President Finance, Chief Financial Officer and Treasurer
              704-321-7383
              investorrelations@mmgroup.com